Exhibit 99.1

CommScope Raises Sales and Earnings Guidance to Reflect Strengthening Wireless Business

HICKORY, NC, March 20, 2014—CommScope Holding Company, Inc. (NASDAQ: COMM), a global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks, today raised its sales and earnings guidance for the first quarter of 2014.

“We are very pleased to see strength in our wireless business,” said Mark Olson, CommScope executive vice president and chief financial officer. “North American wireless operators continue to invest in our macro cell site and small cell distributed antenna system (DAS) solutions to improve network coverage and capacity. We are also seeing ongoing modernization of 3G wireless networks around the globe.”

CommScope management provided the following first quarter and full year 2014 guidance, which excludes the amortization of purchased intangibles, restructuring and other special items:

First Quarter 2014 Guidance:

•	Sales of $900 million to $925 million, up 13 percent year over year at the midpoint of the range.

•	Adjusted operating income of $175 million to $185 million, up 36 percent year over year at the midpoint of the range.

•	Adjusted earnings per diluted share of $0.43 to $0.47, up 29 percent year over year at the midpoint of the range. The first quarter earnings range assumes 191 million weighted average diluted shares outstanding.

Calendar Year 2014 Guidance:

The company expects the improved first quarter outlook to positively influence calendar year 2014 results and provided the following updated calendar year guidance:

•	Sales growth in the mid-single digits

•	Adjusted operating margins up modestly

•	Adjusted effective tax rate trending toward long-term target of 35% - 37%

•	Double-digit adjusted net income growth

•	Low double-digit adjusted EPS growth, reflecting the higher year-over-year share count

About CommScope

CommScope (NASDAQ: COMM, www.commscope.com) has played a role in virtually all the world’s best communication networks. We create the infrastructure that connects people and technologies through every evolution. Our portfolio of end-to-end solutions includes critical infrastructure our customers need to build high-performing wired and wireless networks. As much as technology changes, our goal remains the same: to help our customers create, innovate, design, and build faster and better. We’ll never stop connecting and evolving networks for the business of life at home, at work, and on the go.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

This Press Release and any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. This list of indicative terms and phrases is not intended to be all-inclusive. These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and manufactured parts and the potential effect on customer pricing; delays or challenges related to removing, transporting or reinstalling manufacturing equipment; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization, restructuring or manufacturing disruption; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness and maintaining compliance with debt covenants; income tax rate variability and ability to recover amounts recorded as value added tax receivables; changes in tax laws or regulations; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives and maintain critical information systems; our ability to recover on a timely basis from natural or man-made disasters or other disruptions, including data or network security breaches; realignment of global manufacturing capacity; cost of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending and future litigation and proceedings; changes in U.S. tax, health care and other major laws or regulations; authoritative changes in generally accepted accounting principles by standard-setting bodies; political instability; regulatory changes affecting us or the industries we serve; and any statements of belief and any statements of assumptions underlying any of the foregoing. These and other factors are discussed in greater detail in our Annual Report on Form 10-K and Form S-1. Although the information contained in this Press Release represents our best judgment at the date of this release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. We are not undertaking any duty or obligation to update these statements as a result of actual results, new information, future events or otherwise.

Investor Contacts:	News Media Contact:
Mark Huegerich, CommScope	Rick Aspan, CommScope
+1 828-431-2540	+1 708-236-6568
publicrelations@commscope.com
Phil Armstrong, CommScope
+1 828-323-4848

Source: CommScope